                                                                   EXHIBIT 10.39



                             SHAREHOLDERS AGREEMENT



                            THE 24TH DAY OF MAY, 2002






                            SHINKO ELECTRIC CO., LTD.



                                ASYST JAPAN INC.

                                    CONTENTS


1.      INTERPRETATION                                                                   1

        1.1    Definitions                                                               1
        1.2    Rules for interpreting this Agreement                                     7
        1.3    Business Days                                                             8

2.      CONDITION PRECEDENT AND ESTABLISHMENT OF THE COMPANY                             8

        2.1    Condition Precedent to Agreement                                          8
        2.2    Purpose of Company                                                        8
        2.3    Structure, Location and Name of Company                                   8
        2.4    Prior Establishment of Company                                            9
        2.5    This Agreement to prevail                                                 9
        2.6    Name of Company and Intangible Property Rights                            9
        2.7    Obligations on Commencement Date                                          9
        2.8    Restraint                                                                 9
        2.9    No partnership or agency                                                 11

3.      THE BOARD                                                                       11

        3.1    Appointment of Directors                                                 11
        3.2    Representative Directors, Chairman and President                         12
        3.3    Board Quorum and Voting majorities                                       12
        3.4    Voting Rights                                                            14
        3.5    Board Meetings, Notices Agendas                                          14

4.      SHAREHOLDERS                                                                    14

        4.1    Shareholders' Meetings                                                   14
        4.2    Shareholders' Meeting Quorum                                             15
        4.3    Matters Requiring a Special Majority                                     15
        4.4    Shareholders to ensure Board performance                                 16

5.      MANAGEMENT OF THE COMPANY                                                       16

        5.1    Board                                                                    16
        5.2    Independent Accounting Auditor                                           16
        5.3    Statutory Auditors                                                       16
        5.4    Access to Books and Records                                              16
        5.5    Accounting Records and Accounting Policies                               16
        5.6    Language of Records                                                      17
        5.7    Business Plan and Budget                                                 17
        5.8    Language of Meetings and Notices                                         18

6.      DIVIDEND POLICY                                                                 18

        6.1    Dividends                                                                18

        6.2    Reserves                                                                 18
        6.3    Payment of Dividends                                                     18

7.      FINANCIAL SUPPORT                                                               18

        7.1    Independence of Company                                                  18
        7.2    Requirement to Provide Financial Support                                 19
        7.3    Indemnities                                                              19

8.      BUSINESS OPERATION ISSUES                                                       20

        8.1    Consent by the Parties Concerning Business Operations                    20
        8.2    Product Name                                                             20
        8.3    Provision of Goods and Services by Shinko Electric and Shinko Electric
               Related Companies                                                        20
        8.4    Other Agreements between the Parties and the Company and Other
               Obligations of Shinko Electric                                           22

9.      ISSUE OF SHARES                                                                 23

        9.1    Pre-emptive rights and Take-Outs                                         23
        9.2    Assumption of Transaction Documents                                      23

10.     TRANSFER OF SHARES                                                              23

        10.1   Rules for transfer of Shares                                             23
        10.2   Notice on Share certificates                                             24
        10.3   Prohibition on Transfer                                                  24
        10.4   Permitted transfers                                                      24
        10.5   Transfer Notice                                                          24
        10.6   Request for Consent                                                      25
        10.7   Response by Shareholders                                                 25
        10.8   Exercise of Right of First Refusal                                       25
        10.9   Sale if shares not disposed of                                           26
        10.10  Tag-Along Sale                                                           27

11.     DEFAULT                                                                         27

        11.1   Events of Default                                                        27
        11.2   Notice of Event of Default                                               28
        11.3   Termination of Defaulting Shareholder's Rights                           28
        11.4   Right to buy Defaulting Shareholder's Shares                             28
        11.5   Completion                                                               30
        11.6   Winding-Up of the Company                                                30
        11.7   Amount due on completion                                                 30

12.     DEADLOCK                                                                        31


13.     REPRESENTATIONS AND WARRANTIES                                                  32


14.     TERMINATION                                                                     34

        14.1   Termination of agreement                                                 34
        14.2   Consequences of termination                                              34
        14.3   Clauses surviving termination                                            34

15.     DISPUTE RESOLUTION                                                              34

        15.1   Dispute                                                                  34
        15.2   Negotiation                                                              34
        15.3   Further procedure                                                        35
        15.4   Costs of Dispute Resolution                                              35
        15.5   Continuing Obligations                                                   35

16.     CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS                                        35

        16.1   Confidentiality Information Falling under Confidential Information       35
        16.2   Treatment of Confidential Information                                    36
        16.3   Return of Confidential Information                                       36
        16.4   Exceptions                                                               37
        16.5   Others                                                                   37

17.     NOTICES                                                                         37


18.     AMENDMENT AND ASSIGNMENT                                                        38

        18.1   Amendment                                                                38
        18.2   Assignment                                                               38

19.     INDEMNIFICATION                                                                 38

        19.1   General Indemnity                                                        38
        19.2   No Double Claim                                                          39

20.     GENERAL                                                                         39

        20.1   Governing law                                                            39
        20.2   Language                                                                 39
        20.3   Liability for expenses                                                   39
        20.4   Giving effect to this Agreement                                          39
        20.5   Waiver of rights                                                         39
        20.6   Operation of this Agreement                                              39
        20.7   Operation of indemnities                                                 40
        20.8   Consents                                                                 40
        20.9   Exclusion of contrary legislation                                        40
        20.10  Counterparts                                                             40

        20.11  Attorneys                                                                40

                             SHAREHOLDERS AGREEMENT

DATE: May 24, 2002

PARTIES

        SHINKO ELECTRIC CO., LTD., a corporation organized and existing under the laws of Japan and having its registered principal office at 2-14, Toyo 7-Chome, Koto-ku, Tokyo ("SHINKO ELECTRIC")

        ASYST JAPAN INC., a corporation organized and existing under the laws of Japan and having its registered principal office at Kaneko Dai-2 Building, 7th Floor, 6-23, Shin-Yokohama 2-Chome, Kohoku-ku, Yokohama-shi, Kanagawa("ASYST JAPAN")

RECITALS

A. WHEREAS, Shinko Electric, amongst other businesses, carries on a semiconductor and liquid crystal materials conveyance system business in Japan and overseas (the "BUSINESS").

B. WHEREAS, Shinko Electric and Asyst Japan have been discussing the possibility of jointly carrying on the Business.

C. WHEREAS, pursuant to such discussions, Shinko Electric and Asyst Japan have agreed that Shinko Electric shall transfer the Business by way of corporate separation to a newly created company to be fully owned by Shinko Electric, and thereafter, Asyst Japan shall purchase a portion of the shares of the newly created company from Shinko Electric (the "PROPOSAL").

D. WHEREAS, on April 16, 2002, Shinko Electric and Asyst Japan entered into a certain basic agreement (the "BASIC AGREEMENT") under which they set out their mutual understanding in relation to the Proposal.

E. WHEREAS, the Parties desire to set forth herein their agreement regarding matters relating to the governance, auditing, transfer restrictions, additional capital contributions, deadlock, the management and operation of the newly created Company referred to in RECITAL C above and the respective rights and responsibilities, etc. of the Parties in connection therewith.

NOW, therefore, the Parties hereto agree as follows:

OPERATIVE PROVISIONS

1.      INTERPRETATION

1.1     DEFINITIONS

        The following definitions apply in this Agreement, except where the content makes it clear that they should be otherwise interpreted.

        "ACCOUNTING AUDITOR ("KAIKEI KANSANIN")" shall have the meaning prescribed to it under CLAUSE 5.2.

        "ACCOUNTING PACKAGE ("KAIKEI PAKKEIJI")" shall mean the accounting packages in compliance with the U.S. GAAP in relation to the Company or the company group to which the Company belongs.

        "APPLICABLE LAW ("TEKIYO HOREI")" means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority (including any auditing organization of the U.S. Securities and Exchange Commission, etc., or any relevant securities exchange) and all matters related thereto, regardless of place of enactment, that is applicable to or binding upon such Person or any of its properties.

        "ARTICLES OF INCORPORATION ("TEIKAN")" means the articles of incorporation of the Company, which are attached to the corporate separation plan.

        "ASYST DIRECTOR ("ASHISUTO TORISHIMARIYAKU")" shall mean a director appointed by Asyst Japan pursuant to CLAUSE 3.1(a).

        "BASIC AGREEMENT ("KIHON KEIYAKU")" means the agreement referred to in RECITAL D.

        "BID ("NYUSATSU")" shall have the meaning prescribed to it under CLAUSE 12(d).

        "BOARD ("TORISHIMARIYAKUKAI")" means the board of directors of the Company.

        "BRAND NAME ("HONKEN SHOHYO")" means the brand name "Shinko" and the brand name "System Power Mark" referred to in CLAUSE 8.2(a).

        "BRAND NAME LICENSE AGREEMENT ("SHOHYO SHIYO KYODAKU KEIYAKU")" means the license agreement among the Company, Shinko Electric and Kobe Steel entered into on or before the Transfer Date, under which Kobe Steel consents to the use of the Brand Name by the Company on a royalty free basis.

        "BUSINESS ("HONKEN JIGYO")" means the business concerning semiconductor wafers and liquid crystal glass-board conveyance system, to be transferred to the Company by Shinko Electric pursuant to the Corporate Separation Plan, and to thereafter be carried on by the Company.

        "BUSINESS DAY ("EIGYOBI")" means a day that is not a Saturday, Sunday or public holiday in Tokyo, Japan, and also excluding 31 December, 2 January and 3 January.

        "BUSINESS PLAN AND BUDGET ("JIGYO KEIKAKU OYOBI YOSAN")" means the business plan and budget for the business plan adopted by the Company in accordance with CLAUSE 5.7.

        "CALL OPTION NOTICE ("KOORU OPUSHON TSUCHI")" shall have the meaning prescribed to it under CLAUSE 11.4(c).

        "CFO ("SAIKO ZAIMUSEKININSHA")" shall have the meaning prescribed to it under CLAUSE 3.2(a)(iii). "CHAIRMAN ("DAIHYO TORISHIMARIYAKU KAICHO")" shall have the meaning prescribed to it under CLAUSE 3.2(a)(i).



                                                                              2.

        "COMMENCEMENT DATE ("KAISHIBI")" means the Transfer Date, being the date upon which this Agreement becomes effective.

        "COMMERCIAL CODE ("SHOHO")" means the Commercial Code of Japan (Law No. 48, March 9, 1899) as amended from time to time.

        "COMPANY ("SHIN GAISHA")" means the corporation to be established by way of the Corporate Separation, before the Commencement Date.

        "CONFIDENTIAL INFORMATION ("HIMITSU JOHOU")" shall have the meaning prescribed to it under CLAUSE 16.1.

        "CORPORATE SEPARATION ("HONKEN KAISHA BUNKATSU")" means the corporate separation of the Business by way of separation and new-establishment, from Shinko Electric into the Company, pursuant to the Corporate Separation Plan.

        "CORPORATE SEPARATION PLAN ("KAISHA BUNKATSU KEIKAKU")" means the corporate separation plan attached to the Stock Purchase Agreement.

        "DEADLOCK ("DEDDOROKKU")" shall have the meaning prescribed to it under CLAUSE 12(a).

        "DEFAULT NOTICE ("FURIKO TSUCHI")" shall have the meaning prescribed to it under CLAUSE 11.2(b).

        "DEFAULTING SHAREHOLDER ("FURIKO KABUNUSHI")" means a Shareholder which commits, or becomes subject of, an Event of Default.

        "DIRECTOR ("TORISHIMARIYAKU")" means a director of the Company.

        "DIVIDEND POLICY ("HAITO HOSHIN")" means the Company's dividend policy as prescribed in CLAUSE 6.

        "EQUITY INTEREST ("MOCHIBUN")" means the proportion (expressed as a percentage) which the number of Shares held by a Shareholder bears to the total number of issued Shares.

        "EVENT OF DEFAULT ("FURIKO JIYU")" means an event or circumstance described in CLAUSE 11.1.

        "EXISTING SHINKO ELECTRIC SUPPLIER ("KIZON NO SHINKO DENKI KYOUKYUGYOSHA")" shall have the meaning prescribed to it under CLAUSE 8.2(a)(i).

        "EXPIRY DATE ("YUKOKIGENBI")" shall have the meaning prescribed to it under CLAUSE 9.1(i)(B).

        "FINANCIAL SUPPORT ("ZAISEITEKI ENJO")" shall have the meaning prescribed to it under CLAUSE 7.2(a).

        "FINANCIAL YEAR ("EIGYONENDO")" means the following periods:

        (a) the period from the establishment of the Company until 31 March of the next calendar year; and



                                                                              3.

        (b) thereafter the period from 1 April each year to 31 March of the next calendar year.

        "FIRST REFUSAL RESPONSE ("SENBAIKEN NO OUTOUSHO")" shall have the meaning prescribed to it under CLAUSE 10.8.

        "FURTHER SHARES ("TSUIKA KABUSHIKI")" shall have the meaning prescribed to it under CLAUSE 9.1.

        "GOVERNMENTAL AUTHORITY ("SEIFUKIKAN")" means any domestic or foreign administrative agency or judicial agency.

        "HIGHEST BIDDER ("SAIKO NYUSATUSHA")" shall have the meaning prescribed to it under CLAUSE 12(f).

        "INDEPENDENT VALUER'S PRICE ("DOKURITSU HYOKANIN KAKAKU")" means the value, expressed as a cash price per Share, assessed by the Valuer to be the fair market value of a Share:

        (a) on the basis of an arms length transaction between persons making reasonable and neutral assessments with respect to pricing;

        (b) by reference to past accounts and current management figures and forecasts for the Company;

        (c) taking into account past and prospective earnings and underlying net asset values; and

        (d) having regard (in the Valuer's reasonable discretion) to future maintainable earnings and any other factors the Valuer considers relevant.

        "INDEMNIFIED PARTY ("HI-HOSHO TOJISHA")" shall have the meaning prescribed to it under CLAUSE 19.1.

        "INDEMNIFYING PARTY ("HOSHO TOJISHA")" shall have the meaning prescribed to it under CLAUSE 19.1.

        "INITIAL BUSINESS PLAN AND BUDGET ("TOSHO JIGYOKEIKAKU OYOBI YOSAN")" means the initial business plan and budget agreed to by the Shareholders.

        "INITIAL EQUITY INTERESTS ("TOSHO MOCHIBUN")" means the Equity Interests of Shinko Electric and Asyst Japan as at the Commencement Date, being as follows:

        (a)     Shinko Electric: 49%

        (b)     Asyst Japan: 51%

        "INTANGIBLE PROPERTY RIGHTS ("MUTAI ZAISANKEN")" means business names, copyrights, patents, trademarks, service marks, designs, utility models, know-how, trade secrets and all other similar industrial, commercial and intangible property (including applications such as for registration, regardless of the country in which such application is to be applied for and registered), including specifications, blueprints, drawings, manuals, domain names, other



                                                                              4.

        related rights of intangible property and all Confidential Information concerning the Business.

        "JAPANESE GAAP ("NIHONKOKOU KAIKEI KIJUN")" means generally accepted accounting principles, as in effect from time to time in Japan and applicable to the Company.

        "KOBE STEEL ("KOBE SEIKOUJO")" means Kobe Steel Ltd. which substantially owns 33 % of Shinko Electric's shares.

        "NON-DEFAULTING SHAREHOLDER ("HI-FURIKO KABUNUSHI")" means, where an Event of Default has occurred, a Shareholder other than the Defaulting Shareholder.

        "OFFER PRICE ("URIDASHI KAKAKU")" shall have the meaning prescribed to it under CLAUSE 10.5(b).

        "OFFICER ("YAKUIN")" shall have the meaning prescribed to it under CLAUSE 12(a).

        "OTHER SHAREHOLDERS ("SONOTANO KABUNUSHI")" shall have the meaning prescribed to it under CLAUSE 10.5.

        "PARTY ("TOJISHA")" means a party to this Agreement.

        "PERSON ("MONO")" means any natural person, partnership, corporation, limited liability company, joint venture, trust or other organization.

        "PRE-CALL OPTION NOTICE ("KOORU OPUSHON KOSHI YOYAKU TSUCHI")" shall have the meaning prescribed to it under CLAUSE 11.4(a)

        "PRESIDENT ("DAIHYO TORISHIMARIYAKU SHACHO")" shall have the meaning prescribed to it under CLAUSE 3.2(a)(ii).

        "PROPOSED TRANSFEREE ("YOTEI YUZURIUKENIN")" shall have the meaning prescribed to it under CLAUSE 10.5(c).

        "PROPOSING TRANSFEROR ("YOTEI JOTONIN")" shall have the meaning prescribed to it under CLAUSE 10.5.

        "RELEVANT NON-DEFAULTING SHAREHOLDER ("KANREN HI-FURIKO KABUNUSHI")" shall have the meaning prescribed to it under CLAUSE 11.4(a).

        "REPRESENTATIVE DIRECTOR ("DAIHYO TORISHIMARIYAKU")" means any Director appointed as a representative director of the Company.

        "RESERVED PRICE ("SAITEI BAIBAIKAKAKU")" shall have the meaning prescribed to it under CLAUSE 12(c).

        "RESPONSE ("OUTOUSHO")" shall have the meaning prescribed to it under CLAUSE 10.7.

        "RESPONSE PERIOD ("OUTOUKIKAN")" shall have the meaning prescribed to it under CLAUSE 10.7.



                                                                              5.

        "SEPARATE AGREEMENT ("KOBETSU KEIYAKU")" shall have the meaning prescribed to it under CLAUSE 7.2(a).

        "SHARE ("KABUSHIKI")" means an ordinary issued share in the capital of the Company.

        "SHARE PURCHASE AGREEMENT ("KABUSHIKI JOTO KEIYAKU")" means the agreement dated on or around the date of this Agreement between Shinko Electric and Asyst Japan pursuant to which Shinko Electric sells, and Asyst Japan purchases, 51% of the issued and outstanding shares in the Company.

        "SHARE TRANSFER ("KABUSHIKI JOTO")" means the transfer of the Transfer Shares to Asyst Japan by Shinko Electric pursuant to the Share Purchase Agreement.

        "SHAREHOLDER ("KABUNUSHI")" means the holder of at least 1 Share in the Company.

        "SHAREHOLDERS' MEETING ("KABUNUSHI SOKAI")" means a meeting of Shareholders of the Company held in accordance with the Articles of Incorporation and the Applicable Law.

        "SHINKO ELECTRIC DIRECTOR ("SHINKO DENKI TORISHIMARIYAKU")" shall mean a director appointed by Shinko Electric pursuant to CLAUSE 3.1(a).

        "SHINKO ELECTRIC RELATED COMPANY ("SHINKO DENKI KANRENGAISHA")" means subsidiaries and related companies ("subsidiary" and "related company" as defined in the Regulations Concerning Terminology, Form and Method of Preparation of Financial Statements, etc. (1963, Ministry of Finance Ordinance No.59)) of Shinko Electric.

        "SHINKO ELECTRIC SUPPLIER ("SHINKO DENKI KYOKYUGYOSHA")" shall have the meaning prescribed to it under CLAUSE 8.2(a).

        "SHORTFALL SHARES ("FUSOKUBUN KABUSHIKI")" shall have the meaning prescribed to it under CLAUSE 9.1(ii).

        "SPECIAL MAJORITY ("TOKUBETSU KETSUGI")" means approval of the holders of at least two thirds of the voting rights with the presence of shareholders having at least a majority of the voting rights of all shareholders at a Shareholders' Meeting, in favour of a proposed resolution at the meeting.

        "STATUTORY AUDITOR ("KANSAYAKU")" means a person appointed as a statutory auditor of the Company.

        "SUBJECT SHARES ("TAISHO KABUSHIKI")" shall have the meaning prescribed to it under CLAUSE 10.5(a).

        "TAG-ALONG SALE NOTICE ("DOJI BAIKYAKU TSUCHI")" shall have the meaning prescribed to it under CLAUSE 10.7(c).

        "TRANSACTION DOCUMENTS ("TORIHIKI SHORUI")" means this Agreement and the Articles of Incorporation.



                                       6.

        "TRANSFER DATE ("JOTOBI")" shall mean the date on which the Transfer Shares are transferred to Asyst Japan from Shinko Electric, pursuant to the terms of the Share Purchase Agreement.

        "TRANSFER NOTICE ("JOTO TSUCHI")" shall have the meaning prescribed to it under CLAUSE 10.5

        "TRANSFER SHARES ("JOTO KABUSHIKI")" means 51% of the issued and outstanding shares in the Company to be transferred to Asyst Japan on the Transfer Date pursuant to the Share Purchase Agreement.

        "U.S. GAAP ("BEIKOKU KAIKEI KIJYUN")" means generally accepted accounting principles, as in effect from time to time in the United States of America and applicable to the corporate group to which the Company belongs to, as the case may be.

        "VALUER ("HYOKANIN")" means an independent chartered accountant:

        (a)     acceptable to all Shareholders; and

        (b) in the event that Shareholders do not reach agreement within 10 Business Days of commencing negations in relation to the value which the Valuer is to determine, an audit corporation, nominated by the Accounting Auditor at that time, which is part of a partnership with a fair, independent and internationally accepted accounting firm.

        "WORKING CAPITAL ("UNTEN SHIKIN")" shall have the meaning prescribed to it under CLAUSE 7.1.

1.2     RULES FOR INTERPRETING THIS AGREEMENT

        Headings are for convenience only, and do not affect interpretation. The following rules also apply in interpreting this Agreement, except where the context makes it clear that a rule is not intended to apply:

        (a)     A reference to:

                (i) legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

                (ii) a document or agreement, or a provision of a document or agreement, is to that document, agreement or provision as amended, supplemented, replaced or novated;

                (iii) a Party to this Agreement or to any other document or agreement includes a permitted substitute or a permitted assign of that Party;

                (iv) a Person includes any type of entity or body of persons, whether or not it is incorporated or has a separate legal identity, and any executor, administrator or successor in law of the person; and



                                       7.

                (v) anything (including a right, obligation or concept) includes each part of it.

        (b)     A singular word includes the plural, and vice versa.

        (c) If an example is given of anything (including a right, obligation or concept), such as by saying it includes something else, the example does not limit the scope of that thing.

        (d) The word "AGREEMENT" includes an undertaking or other binding arrangement or understanding, whether or not in writing.

1.3     BUSINESS DAYS

        If the day on or by which a person shall do something under this Agreement is not a Business Day, the person shall do it on or by the next Business Day:

2.      CONDITION PRECEDENT AND ESTABLISHMENT OF THE COMPANY

2.1     CONDITION PRECEDENT TO AGREEMENT

        This Agreement, other than this CLAUSE 2.1 (Condition Precedent to Agreement), and CLAUSES 1 (Interpretation), 15 (Dispute Resolution), 16 (Confidentiality), 19 (Indemnification) and 20 (General) is of no force or effect until, on or before the Commencement Date, the following condition is fulfilled:

        (a) The transfer of the Transfer Shares to Asyst Japan has been completed, so that Asyst Japan is recognised as the legal owner of the Transfer Shares under Japanese law.

        (b) On the Commencement Date, the Equity Interest of the Parties is in accordance with the Initial Equity Interests.

2.2     PURPOSE OF COMPANY

        The principal purpose of the Company shall be to engage in the Business in Japan and overseas (as applicable) to the fullest extent permitted by Applicable Law.

2.3     STRUCTURE, LOCATION AND NAME OF COMPANY

        The Company is a joint-stock company "Kabushiki Kaisha" incorporated under the laws of Japan with an initial paid-in share capital of JPY495 million. The registered principal office of the Company will be located at 2-14, Toyo 7-Chome, Koto-ku, Tokyo, Japan and the names of the Company will be "Ashisuto Shinko Kabushiki Kaisha" (in Japanese, in katakana and kanji as appropriate) and "Asyst Shinko, Inc." (in English); provided that if the registration of the Company's name in Japanese with a half space between "Ashisuto" and "Shinko" (in written Japanese) in accordance with the above is not accepted due to procedural reasons of commercial registration, the name with such space omitted shall be registered as the name of the Company. Even in such case, however, the above-mentioned name "Ashisuto Shinko Kabushiki Kaisha" with a half space between "Ashisuto" and



                                                                              8.

        "Shinko", as predetermined by both Parties, shall be used to the extent possible in day-to-day operations of the Company, and each Party agrees with such treatment.

2.4     PRIOR ESTABLISHMENT OF COMPANY

        Before the Commencement Date, the Company shall be established and the Business shall be transferred to the Company, pursuant to the Corporate Separation Plan. Further, in exchange for the transfer of the Business, Shinko Electric shall acquire all of the Shares of the Company issued on incorporation, thereby becoming the sole shareholder of the Company before the Commencement Date.

2.5     THIS AGREEMENT TO PREVAIL

        The Parties agree that if any provision of the Articles of Incorporation conflicts with this Agreement, the terms of this Agreement shall prevail and the Shareholders shall cooperate, to the extent permitted by Applicable Law, to cause the Articles of Incorporation to be amended promptly to conform with the terms hereof.

2.6     NAME OF COMPANY AND INTANGIBLE PROPERTY RIGHTS

        (a) The names "Ashisuto Shinko Kabushiki Kaisha" (in katakana and kanji, as appropriate) and "Asyst Shinko, Inc." are the property of the Company.

        (b) All Intangible Property Rights owned and developed by the Company remain the property of the Company and Shareholders shall not use them without the written consent of each other Shareholder and the Company, except where the relevant Party and the Company agree otherwise concerning the handling of Intangible Property Rights owned and developed by the Company (including but not limited to any consent made pursuant to the License Agreement Regarding Mutual Implementation of Intellectual Property and Entrustment Agreement of Development Business which shall otherwise be entered into by and between Shinko Electric and the Company).

2.7     OBLIGATIONS ON COMMENCEMENT DATE

        By the Commencement Date, Shinko Electric shall have arranged for the Company to prepare the Initial Business Plan and Budget for the initial Financial Year of the Company, to be considered for approval by the Board after the Commencement Date.

2.8     RESTRAINT

        (a) Subject to CLAUSES 2.8(b) or 2.8(i), each Party shall perform the actions necessary for the development of the Company's business and shall not perform any action which hinders such development.

        (b)     For the purpose of CLAUSE 2.8(a), Shinko Electric:

                (i)     while it is the beneficial owner of at least 1 Share;
                        and

                (ii) for a period of 3 years after it ceases to be a Shareholder of the Company,



                                                                              9.

                        shall not, without the prior written consent of the Company and Asyst Japan, in the countries, including but not limited to Japan and U.S.A., in which the Company is or will then be conducting the Business:

                        (A) promote, participate in, operate or engage in (whether on its own account or in partnership or by joint venture or as agent of or manager for any other person); or

                        (B) be concerned or own 5 % or more of the equity interest of (whether directly or indirectly, or through any interposed body corporate, trust , principal, agent, shareholder, beneficiary, or as an independent contractor, consultant or in any other capacity), any business or operation similar to or competitive with businesses of the Company ("COMPETITIVE BUSINESS").

        (c) The provisions of CLAUSE 2.8(a) shall not prevent Asyst Japan and Asyst Technologies from (whether on their own account or in partnership or by joint venture or as agent of or manager for any other person) promoting, participating in, operating or engaging in business regarding the manufacture, sale, improvement or development of products that are sold by Asyst Japan or Asyst Technologies at the time of the Corporate Separation Date or products similar to such products.

        (d) CLAUSE 2.8 does not prohibit a Party from owning less than 5% of the total number of shares or equity interest of the quoted securities of a listed body corporate or listed investment trust.

        (e) During the period set forth in CLAUSE 2.8 (b)(i) AND (ii) above, each Party shall not, directly or indirectly, appoint or employ any of the directors, officers or employees who have been transferred to the Company pursuant to the Corporate Separation Plan to engage in its own businesses (other than the Business), without the prior written consent of the Company and the other Party.

        (f) Each Party acknowledges that each of the restraints contained in this clause is reasonable in its extent (as to duration, geographical area and restrained conduct) having regard to the interests of that Party and goes no further than is reasonably necessary to protect the interests of the Company and the Business.

        (g) Nothing in CLAUSE 2.8(b) shall prevent Shinko Electric from being involved in the businesses other than the Business (including but not limited to the hospital conveyance systems business and semiconductor/liquid-crystal materials business (such semiconductor/liquid-crystal materials business consists of the EFEM business, liquid-crystal loader business and liquid crystal robot business)) which it currently conducts as at the date of this Agreement.

        (h) In the event that Shinko Electric acquires a body corporate or becomes incorporated with a body corporate ("ACQUISITION, ETC."), and a Competitive Business is included in the business of such body corporate or transferee corporation, Shinko Electric and Asyst Japan shall separately discuss and determine this matter prior to such Acquisition, etc. The provisions of CLAUSE 2.8(b) shall not apply in such event only



                                      10.

                where Shinko Electric and Asyst Japan agree that the degree of impact that the Competitive Business will have on the Company will not be significant, having regard to whether or not the sales amount of the Competitive Business in the previous fiscal year exceeded JPY1 billion. Even in the event that the provisions of CLAUSE 2.8(b) do not apply at the time of the Acquisition, etc. pursuant to the above, if the single annual sales amount of such Competitive Business after such Acquisition etc. exceeds JPY1 billion, Shinko Electric shall make its best and reasonable (from a commercial point of view) effort to separate such Competitive Business within 12 months after the end of such fiscal year unless otherwise agreed by and between Shinko Electric and Asyst Japan.

        (i) Asyst Japan shall make its best and reasonable (from a commercial point of view) effort to cause Asyst Technologies, the parent company of Asyst Japan, to perform the equivalent duty as prescribed to it under CLAUSE 2.8 (a).

2.9     NO PARTNERSHIP OR AGENCY

        Nothing in this Agreement is to be treated as creating a partnership and except as specifically provided in this Agreement no Party may act as agent of or in any way bind another Party to any obligation.

3.      THE BOARD

3.1     APPOINTMENT OF DIRECTORS

        (a) The Parties agree that the Company shall have a maximum of 7 Directors who shall be appointed as follows:

                (i) Shinko Electric shall be entitled to appoint by notice in writing to Asyst Japan and the Company, 3 Directors to the Board and may replace those 3 Directors; and

                (ii) Asyst Japan shall be entitled to appoint by notice in writing to Shinko Electric and the Company, 4 Directors to the Board and may replace those 4 Directors.

                If Shinko Electric or Asyst Japan, as the case may be, nominate candidate(s) for Director(s) pursuant to this CLAUSE 3.1, the other Party shall take any and all steps it is entitled to as a Shareholder of the Company, in order to procure that the candidate(s) for Director(s) so appointed is elected to the Board.

        (b) Subject to the provisions of the Commercial Code and the Articles of Incorporation, the term of each Shinko Electric Director and Asyst Director shall be determined by the Party having the right to appoint him or her to the Board.

        (c) If either of the Parties ceases to own any Shares in the Company, it shall do all things reasonable to ensure before so ceasing that each Director appointed by it resigns.



                                                                             11.

        (d) If the Equity Interest of either or both Parties change from their respective Initial Equity Interests, then the relevant Party's right to appoint Directors referred to at CLAUSE 3.1(a) above shall be amended pursuant to Separate Agreement to be reached between the Parties as to how to reallocate the appointment of Directors to ensure such Director appointments are fairly distributed and proportionate amongst the Parties having regard to their respective shareholdings.

3.2     REPRESENTATIVE DIRECTORS, CHAIRMAN AND PRESIDENT

        (a) Subject to CLAUSES 3.2(a) AND (c), the Shareholders shall arrange for the Directors to appoint:

                (i) one of the Directors as a Representative Director Chairman "Daihyo-Torishimariyaku-Kaicho" ("CHAIRMAN");

                (ii) one of the Directors as a Representative Director President "Daihyo-Torishimariyaku-Shacho" ("PRESIDENT");
                        and

                (iii) a Chief Financial Officer "Saikozaimusekininsha" ("CFO") (who does not have to be a Director).

        (b) Asyst Japan may appoint, remove and replace the Chairman and the CFO, and Shinko Electric may appoint, remove and replace the President.

        (c) Should Shinko Electric or Asyst Japan, as the case may be, appoint, remove or replace the Chairman, the President and/or the CFO pursuant to CLAUSE 3.2(b), the other Party shall take any and all steps it is entitled to as a Shareholder of the Company, in order to procure that the Chairman, the President and/or the CFO is appointed, removed or replaced accordingly.

        (d) The Chairman shall be the chairman of all general Shareholders' Meetings and meetings of the Board; provided, however, that in the event that the Chairman is unable to act as such because of a mishap, the President shall act in his place, and in the event that the President is also unable to act as such because of a mishap, one of the Directors shall act in his place pursuant to an advance order of the Board.

        (e) Except as otherwise stated above, the roles and responsibilities of the Chairman and President shall be separately discussed and agreed by the Parties.

3.3     BOARD QUORUM AND VOTING MAJORITIES

        (a)     Quorum

                (i) The quorum of meetings of the Board shall be a majority of the total number of Directors, unless otherwise provided in this Agreement and the Articles of Incorporation.

                (ii) If within half an hour from the time appointed as the commencement time of a Board meeting, the number of Directors present does not meet the quorum, the meeting shall be adjourned to the same day in the next week at the same



                                                                             12.

                        time and place with the necessary quorum or to such other day, time and place as may be determined.

        (b)     Majority decisions

                Decisions of the Board shall be by majority vote of the Directors present at the meeting of the Board at which the relevant decision is being made, subject to CLAUSE 3.3(c).

        (c)     Matters requiring Unanimous Approval

                Approval of the following matters needs, to the extent permitted under Applicable Laws, the presence of 5 or more Directors including at least 1 Shinko Director and 1 Asyst Director, respectively, at the relevant Board meeting, and also the unanimous approval of the Directors present at the said Board meeting. The Company shall not take any of the following actions without obtaining such approval. Both Parties shall arrange for the Company to observe such obligations.

                (i) determination of the Business Plan and Budget and amendment thereto for every fiscal year;

                (ii)    commencement of new business;

                (iii) borrowing or incurring any indebtedness exceeding JPY 40 million, purchasing and/or disposing of any assets and investing in equipment and/or making any loan, except as approved in the Business Plan and Budget;

                (iv) establishing, changing and/or closing any branch office of the Company and other important establishments;

                (v)     issuing additional Shares;

                (vi) election or removal of Representative Directors or adoption of joint Representative Director system, in accordance with CLAUSE 3.2.

                (vii) approval concerning the transfer of Shares which are subject to restrictions on transfer, or the appointment of a person with the right of first refusal;

                (viii) issuance of share call options ("Shinkabu Yoyakuken" in Japanese);

                (ix) issuance of bonds with subscription rights ("Shinkabu Yoyakuken Tsuki Shasai" in Japanese);

                (x) approval of business reports, balance sheets, profit and loss statements, and proposals relating to the disposition of profit/loss and annexed specifications thereof (including matters regarding reserves referred to under CLAUSE 6.2);

                (xi) crediting the Company's reserve funds to its stated capital;

                (xii)   declaring interim dividends;



                                                                             13.

                (xiii) approval of the establishment of subsidiaries of the Company;

                (xiv) approval of the execution of major contracts between the Company and any of the Shareholders and of any amendment thereto; and

                (xv) change to the accounting policies adopted by the Company.

3.4     VOTING RIGHTS

        (a) Each Director who is present at a meeting of the Board shall have one vote.

        (b) The Chairman shall not have a casting vote other than pursuant to the above.

3.5     BOARD MEETINGS, NOTICES AGENDAS

        (a) Meetings of the Board shall be convened by a Representative Director or in accordance with the provisions of the Articles of Incorporation or any other bylaw of the Company and shall be convened once every calendar month and whenever otherwise deemed necessary by any Director, in such way permitted by the Commercial Code (including by way of telephone conference), at the registered address of the Company or such other place in Japan or elsewhere as may be reasonably designated by the Representative Director or Director.

        (b) Notice of all Board meetings with an agenda of the meeting shall be sent to each Director by hand delivery, mail, facsimile or electronic mail at least 5 Business Days prior to such meeting, with a copy to the Shareholders by mail, facsimile or electronic mail.

        (c) Notwithstanding the foregoing, the above period may be shortened or the above convocation procedures may be omitted entirely if all the Directors consent thereto.

        (d) The Chairman, the President and other Directors shall use their reasonable efforts to agree on the agenda before the meeting; provided, however, that such meeting may be held even where such agenda cannot be so agreed prior to the meeting.

        (e) The Shareholders shall, to the extent they are able and permitted to under Applicable Laws, exercise all their exercisable rights to ensure that any decision made by an agreement between the Shareholders (including this Agreement) shall be duly affirmed by the Board, as necessary and appropriate.

4.      SHAREHOLDERS

4.1     SHAREHOLDERS' MEETINGS

        (a) The Shareholders' Meeting shall be the formal decision making body of the Company for those matters that are required to be resolved at a Shareholders' Meeting pursuant to applicable Japanese law or the Articles of Incorporation.

        (b) Except as may be otherwise specified herein, the Shareholders shall cause the Directors to submit for approval to the Shareholders' Meeting any matter requiring



                                                                             14.

                approval by a Shareholders' Meeting pursuant to the Articles of Incorporation, or Applicable Law.

        (c) An ordinary Shareholders' Meeting shall be convened and conducted once each Financial Year within three months after the end of each Financial Year. An extraordinary Shareholders' Meeting may be convened and conducted whenever deemed necessary by the Board or any of the Shareholders in accordance with the Applicable Laws. Shareholders' Meeting shall be conducted at the registered address of the Company or such other place in Japan as may be reasonably designated by the Board in accordance with Applicable Law. Notice of all Shareholders' Meetings shall be sent to the Shareholders at least 15 days prior to such meeting; provided, however, that this period may be shortened if all the Shareholders consent thereto.

        (d) Unless otherwise provided by CLAUSE 4.3 or Applicable Law, all matters requiring the approval of the Shareholders of the Company shall be determined by majority of the voting rights of Shareholders present at a Shareholders' Meeting and the Shareholders shall have one voting right for each Share owned by them.

        (e) The chairman of the Shareholders' Meeting shall not have a casting vote.

        (f) The Shareholders shall ensure that any decision made by an agreement between the Shareholders (including this Agreement) shall be duly affirmed by the Shareholders' Meeting, as necessary and appropriate.

4.2 SHAREHOLDERS' MEETING QUORUM

        (a) The quorum of Shareholders' Meetings shall be at least that number of Shareholders who together or on their own (as the case may be), hold a majority of the outstanding Shares with voting rights.

        (b) If within half an hour from the time appointed for the commencement of a Shareholders' Meeting the number of Shareholders present does not meet the quorum, the meeting shall be adjourned to the same day in the next week at the same time and place with the necessary quorum or to such other day, time and place as may be determined.

4.3     MATTERS REQUIRING A SPECIAL MAJORITY

        The Company shall not, to the extent it is able and permitted to under Applicable Laws, take any of the following actions unless the actions are approved by Special Majority approval at a Shareholders' Meeting. Both Parties shall cause the Company to observe such obligations.

        (a) Appointment of Directors or Statutory Auditors of the Company other than in accordance with CLAUSE 3.2;

        (b) Approval of financial documents or proposals relating to the disposition of profit/loss; and



                                                                             15.

        (c)     Crediting profit to the Company's stated capital.

4.4     SHAREHOLDERS TO ENSURE BOARD PERFORMANCE

        Subject to compliance with any overriding obligations imposed by any Applicable Law, if any provision of a Transaction Document imposes an obligation on the Company or the Board, each Shareholder shall exercise all its exercisable rights to cause the Company or the Board to perform such obligation; provided, however, that this shall not require the Company or Directors to do anything which is contrary to any Applicable Law or which would amount to a breach of his fiduciary duty or responsibility to the Company.

5.      MANAGEMENT OF THE COMPANY

5.1     BOARD

        Management of the Company is vested in the Board.

5.2     INDEPENDENT ACCOUNTING AUDITOR

        The Shareholders shall cause an independent certified public accountant or an accounting firm to be appointed at all times as accounting auditor of the Company "Kaikei Kansanin" ("ACCOUNTING AUDITOR"). The Shareholders shall cause CHUOAOYAMA AUDIT CORPORATION, Japan to be appointed as the Company's initial Accounting Auditor.

5.3     STATUTORY AUDITORS

        (a) The Company shall have a maximum of 2 Statutory Auditors. Shinko Electric shall nominate 1 Statutory Auditor and Asyst Japan shall nominate 1 Statutory Auditor.

        (b) A Party having nominated a Statutory Auditor pursuant to this CLAUSE 5.3 shall have the right to cause such Statutory Auditor to be removed from his or her position.

        (c) Should a Party being entitled to nominate a Statutory Auditor nominate, or having nominated a Statutory Auditor remove or replace the Statutory Auditor so appointed, removed or replaced pursuant to this CLAUSE 5.3, the other Party shall take any and all steps it is entitled to as a Shareholder of the Company, in order to procure that the Statutory Auditor is appointed, removed or replaced accordingly.

5.4     ACCESS TO BOOKS AND RECORDS

        All Shareholders, Directors and Statutory Auditors shall have the right to full access to all of the financial data of the Company, including but not limited to the books and records as provided herein.

5.5     ACCOUNTING RECORDS AND ACCOUNTING POLICIES

        (a) The Shareholders shall cause the Company to keep true and accurate accounting records of all operations in accordance with Japanese GAAP and the Commercial Code.



                                                                             16.

        (b) The Shareholders shall cause the Company to prepare and keep financial statements in accordance with U.S. GAAP, pursuant to the accounting records referred to in CLAUSE 5.5(a) above, and also to fill in and complete the Accounting Package, with its contents fulfilling the requirements of Asyst Japan, in accordance with U.S. GAAP.

5.6     LANGUAGE OF RECORDS

        All books and records of the Company shall be prepared in Japanese, and shall be translated into English, to the extent possible, at the request of Asyst Japan. All the costs and expenses for preparation of the Company's books and records both in Japanese and in English, and the Accounting Packages, pursuant to CLAUSE 5.5 and this CLAUSE 5.6 shall be borne by the Company.

5.7     BUSINESS PLAN AND BUDGET

        (a) The Shareholders shall, to the extent they are able and permitted to under Applicable Laws, arrange for the Company to conduct the Business in accordance with the Business Plan and Budget.

        (b) The Shareholders shall arrange for a Business Plan and Budget for each Financial Year to be adopted at meetings of the Board in accordance with this CLAUSE 5.7 and CLAUSE 3.3.

        (c) At least 1 month before the commencement of each Financial Year, the Shareholders shall arrange for a draft Business Plan and Budget for the following Financial Year to be prepared and distributed to each Director.

        (d)     The Business Plan and Budget shall:

                (i) set out a true and fair view of the current and anticipated future financial position of the Company;

                (ii) set out in detail particulars of proposed business activities;

                (iii)   provide details of expected revenue and expenditure;

                (iv) contain a forecast profit and loss account, balance sheet and statement of cash flows;

                (v) specify the amount of additional capital (if any) required in the forecast period for the proper conduct of the Business and the Company;

        (e) If the Directors fail to adopt a Business Plan and Budget before the commencement of each Financial Year then:

                (i) each Shareholder shall use its best efforts continuously to cause any Directors which it has appointed to adopt a Business Plan and Budget for the Financial Year;



                                                                             17.

                (ii) the Business Plan and Budget for that Financial Year will consist of:

                        (A) that part within the Business Plan and Budget for the previous Financial Year that applies to the current Financial Year; and

                        (B) that part within the Business and the business activities authorized by the Business Plan and Budget for the previous Financial Year that is to be continued in the current Financial Year.

5.8     LANGUAGE OF MEETINGS AND NOTICES

        Upon the reasonable request by Asyst Japan, the Shareholders shall, to the extent required, cause the Company, at the expense of the Company, to conduct with English interpretation, any meetings referred to herein, and prepare notices, minutes of the meetings and relevant corporate documents in both Japanese and English languages; provided that the original of any and all notices, minutes of meetings and other documents which are required to be prepared under Japanese Law shall be in the Japanese language.

6.      DIVIDEND POLICY

6.1     DIVIDENDS

        Subject to CLAUSE 3.3(c), the Shareholders may have the Company pay to the Shareholders dividends (including interim dividends) in accordance with the Commercial Code, the Articles of Incorporation and the principles of dividend payment stated in ATTACHMENT 6.1 hereto.

6.2     RESERVES

        The Shareholders may have the Board, before paying or declaring any dividend (including interim dividend), set aside such sums as the Board thinks proper as reserves to be applied for the purpose of carrying out the Business Plan and Budget for the following year, the recoupment of past losses, or for such other purposes of the Company for which the Board determines they may be properly applied. All resolutions by the Board regarding such dividends shall be in accordance with the provisions of CLAUSE 3.3(c) and CLAUSE 6.1.

6.3     PAYMENT OF DIVIDENDS

        Any dividends resolved to be paid by the Company under CLAUSE 6.1 shall be paid to the Shareholders as soon as reasonably practical after the date of their resolution.

7.      FINANCIAL SUPPORT

7.1     INDEPENDENCE OF COMPANY

        The Parties agree that it is their intention and desire that the Company shall raise all necessary working capital and capital required for plant investment ("WORKING CAPITAL") independently of their financial assistance and further agree to do all things reasonably necessary as Shareholders of the Company in order for the Company to achieve this intention.



                                                                             18.

7.2     REQUIREMENT TO PROVIDE FINANCIAL SUPPORT

        (a) If, notwithstanding CLAUSE 7.1, the Company is not able to obtain necessary Working Capital or is only able to obtain it on terms which are unreasonable and/or unfavourable to the Company, the Parties agree, subject to this CLAUSE 7.2, to provide the necessary financial support ("FINANCIAL SUPPORT") to the Company on terms to be separately discussed and agreed between the Parties ("SEPARATE AGREEMENT").

        (b) If within 30 days after it is determined to be necessary for the Parties to provide the Company with Financial Support under CLAUSE 7.2(a) the Parties are unable to agree on the terms and conditions of the Separate Agreement under which they are to provide such Financial Support, then unless otherwise agreed by the Parties, a deadlock shall be deemed to have occurred under CLAUSE 12 and the provisions of that clause shall apply.

        (c) The type of Financial Support which the Parties may be required to give pursuant to CLAUSE 7.2(a) includes but is not limited to loan, capital contribution and provision of guarantees or collateral securities.

        (d) If, pursuant to CLAUSE 7.2(a), it is determined that the Parties shall give the Company Financial Support, then unless otherwise agreed pursuant to the Separate Agreement, the terms and conditions of the provision of the Financial Support by each Party shall:

                (i) be identical, except that the proportion of the total Financial Support to be borne by each Party shall be equal to each respective Party's Equity Interest in the total Financial Support amount that the Company requires;

                (ii) provide that the Financial Support is non-assignable to third parties by each Party;

                (iii) provide that when the Company repays the Financial Support received from the Parties, it shall repay each Party at the same time the amount divided in proportion to each respective Party's Equity Interest of the total amount repaid.

        (e) If the type of Financial Support which the Parties are required to give to the Company requires the Parties to give guarantees or collateral securities, the liability of each Party shall be limited to the amount multiplied by the proportion of each respective Party's Equity Interest of the total amount guaranteed or secured unless otherwise agreed pursuant to the Separate Agreement.

7.3     INDEMNITIES

        (a)     If any Financial Support is given by the Parties under CLAUSE
                7.2 and a liability of or related to the Company pursuant to that Financial Support is recovered from one (but not the other) Party, each other Party indemnifies that Party.



                                                                             19.

        (b) Each Party's liability under the indemnity given in CLAUSE 7.3(a) is limited to its Equity Interest of both the amount recovered and reasonable costs associated with the recovery.

8.      BUSINESS OPERATION ISSUES

8.1     CONSENT BY THE PARTIES CONCERNING BUSINESS OPERATIONS

        Each Party agrees:

        (a) to co-operate so that the Business is conducted in accordance with good business practice and under the terms of this Agreement;

        (b)     to contribute its expertise for the benefit of the Company; and

        (c) to conduct itself and to act so as to ensure that the sole benefit enjoyed by it from or under the conduct of the Business is that arising under this Agreement.

8.2     PRODUCT NAME

        (a) The Parties agree that all products produced by the Company as part of the Business shall be produced and sold under the brand name "Shinko", the brand name "System Power Mark" and any other brand name newly created pursuant to separate agreement of the Parties ("Brand Name").

        (b) The Parties understand that the Brand Name "Shinko" is owned by Kobe Steel at the time of execution of this Agreement, and that Kobe Steel has consented to the use of the Brand Name by the Company on a royalty free basis and on the other terms of the Brand Name License Agreement.

8.3 PROVISION OF GOODS AND SERVICES BY SHINKO ELECTRIC AND SHINKO ELECTRIC RELATED COMPANIES

        (a) Subject to CLAUSE 8.3(b), Shinko Electric shall provide the following goods and services to the Company pursuant to separate agreements to be entered into between the Company and the Shinko Electric or shall cause Shinko Electric Related Companies (collectively "SHINKO ELECTRIC SUPPLIER" together with Shinko Electric for the purpose of CLAUSE 8.3) to provide (as appropriate) the following goods and services to the Company pursuant to separate agreements to be entered into between the Company and the Shinko Electric Supplier:

                (i) supply of parts and units which Shinko Electric and Asyst Japan agree to be necessary for the Business (including not only those which were supplied to the Business by an internal division of Shinko Electric or a Shinko Electric Related Company ("EXISTING SHINKO ELECTRIC SUPPLIER") before the Corporate Separation, but also those which were not used by the Business or not supplied to the Business by an Existing Shinko Electric Supplier before the Corporate Separation but which may become necessary in the future in relation to the Business); and



                                                                             20.

                (ii) provision of services to the Company which Shinko Electric and Asyst Japan reasonably agree to be necessary for the Business (including not only those which were provided to the Business by an Existing Shinko Electric Supplier before the Corporate Separation, but also those which were not provided to the Business by an Existing Shinko Electric Supplier before the Corporate Separation but which may become necessary in the future in relation to the Business).

        (b) The terms and conditions of the agreements to be separately entered under CLAUSE 8.3(a), including but not limited to those relating to price, shall first be agreed between Shinko Electric and Asyst Japan, before such agreements are negotiated and entered into by the Company and the relevant Shinko Electric Supplier. Notwithstanding the above, Shinko Electric shall arrange, in relation to agreements to be entered between the Company and each Shinko Electric Supplier, for the price of the relevant goods or services to be; (i) if such supplier is an internal division of Shinko Electric, the total amount of the internal transfer price (in case of goods) or the internal allocation amount (in case of services) as of the date of this Agreement plus certain management expenses to be agreed by Shinko Electric and Asyst Japan, or (ii) if such supplier is a Shinko Electric Related Company, the amount which is not less favourable to the Company than as has previously been offered to the Business. The Shinko Electric Supplier shall provide to the Company the goods or services which have been provided to the Business by an Existing Shinko Electric Supplier prior to the Corporate Separation, pursuant to the agreements to be separately entered between the Shinko Electric Supplier and the Company not later than the Transfer Date or the agreements with the Shinko Electric Supplier to be transferred to the Company by the Corporate Separation. Where the Shinko Electric Supplier provides to the Company goods or services which have not been previously provided by an Existing Shinko Electric Supplier, the terms on which such goods or services will be provided shall not be less favourable to the Company than the terms which would be used between independent parties on an arms-length basis in the market place, the details of which shall be determined pursuant to agreement after additional discussions between the Parties relating to the same have taken place.

        (c) When each agreement provided for in this CLAUSE 8.3 is entered, each such agreement shall contain provisions (i) that if the Company considers such agreement is inappropriate or economically unreasonable to the continuation of the Business and notifies the said matters in writing to the other parties to the agreement, the Company and the other parties shall negotiate regarding the treatment of such agreement, (ii) that if such negotiation is unsuccessful 1 month after the commencement of such negotiations and the Company gives the other parties written notice in which a reasonable grace period is given, such agreement will be justifiably terminated at the expiration of such period, and (iii) that if such agreement is terminated pursuant to the foregoing (i) and (ii), the Company shall not be obliged to pay any money other than existing debts. The Shareholders shall take any steps which are necessary to make such provisions be contained in each of the relevant agreements.



                                                                             21.

8.4 OTHER AGREEMENTS BETWEEN THE PARTIES AND THE COMPANY AND OTHER OBLIGATIONS OF SHINKO ELECTRIC

        (a) Notwithstanding anything to the contrary, if after the Commencement Date, any materials, equipment or service which can be supplied by Shinko Electric or Asyst Japan are necessary for the Company to carry on the Business and that Party considers that such materials, equipment or service are necessary or desirable to the Business, then such Party shall negotiate with the other Party regarding the supply of such materials, equipment or service in advance and offer to enter into an agreement with the Company pursuant to the terms agreed on, in accordance with the said negotiations. The terms of the agreement which the Parties offer to the Company pursuant to their agreement shall be terms which such offering Party offers to third parties at that time based on arms-length negotiations between independent parties, and which are, among others, most favourable to such third party. Despite anything to the contrary, if the Company considers that entering into an agreement pursuant to this CLAUSE 8.4(a) is inappropriate or economically unreasonable in relation to the continuation of the Business, the Company may decide whether or not to enter into such agreement at its sole discretion.

        (b) Shinko Electric and the Company shall mutually consign and accept development services, etc. regarding the business which each of them carries on itself, pursuant to the basic agreement regarding mutual consignment of development services, etc. and the mutual consignment agreement regarding develop of software to be separately entered into between Shinko Electric and the Company.

        (c) Shinko Electric shall grant to the Company the right to implement or use any Intellectual Property which was used by the Business as of the date of this Agreement and as of the Corporate Separation Date which is not to be otherwise transferred to the Company, and which the Parties agree is necessary or desirable for the continued operation of the Business, on a royalty free basis, pursuant to the license agreement regarding mutual implementation of Intellectual Property to be separately entered into between the Company and Shinko Electric (the "LICENSE AGREEMENT REGARDING MUTUAL IMPLEMENTATION OF INTELLECTUAL PROPERTY"). The Company shall grant to Shinko Electric the right to implement or use any Intellectual Property owned by the Company on a royalty free basis pursuant to the License Agreement regarding Mutual Implementation of Intellectual Property.

        (d) Shinko Electric shall make good faith efforts to procure that the right to use any Intellectual Property owned by third parties which was used by the Business as of the date of this Agreement and as of the Corporate Separation Date and which the Parties agree is necessary or desirable for the continued operation of the Business, shall be granted to the Company by the relevant third party on terms not less favourable than any current agreement for use between the third party and Shinko Electric.

        (e) Shinko Electric shall make good faith efforts to procure that, in relation to any agreements to which Shinko Electric was a counter-part with third party counter-parts as of the date of this agreement and as of the Corporate Separation Date, for



                                                                             22.

                goods used by, or services provided to, the Business, and which the Parties agree are necessary or desirable for the continued operation of the Business:

                (i) such agreements are transferred to the Company with the consent of the third party counter-part; or

                (ii) the third-party counter-part agrees to enter into a similar agreement with the Company on terms not less favourable than the terms and conditions of the relevant agreement between the third-party counter-part and Shinko Electric prior to the Corporate Separation.

9.      ISSUE OF SHARES

9.1     PRE-EMPTIVE RIGHTS AND TAKE-OUTS

        Unless the Shareholders unanimously agree otherwise, if the Board resolves to issue any additional shares ("FURTHER SHARES") the Board shall offer each Shareholder a first right of refusal to acquire the Further Shares, but only to the extent necessary in order for that Shareholder's Equity Interest to be kept;

        (a)     the offer shall be by written notice specifying:

                (i)     the number of shares offered; and

                (ii) a date at least 10 Business Days after the date of the notice on which the offer regarding any Further Shares, if not accepted, will be taken to be declined ("EXPIRY DATE");

        (b) after the Expiry Date or on receipt of a rejection of the offer or an acceptance in relation to some part of the shares offered from the Shareholder to whom the offer is made, the Board shall offer any Shares which have not been accepted by a Shareholder ("SHORTFALL SHARES") to the other Shareholder who has accepted all the shares offered to it.

9.2     ASSUMPTION OF TRANSACTION DOCUMENTS

        The Board shall procure that if shares are issued to a person that is not already a Shareholder, that person firstly executes agreements to the reasonable satisfaction of the existing Shareholders to comply with and be bound by this Agreement.

10.     TRANSFER OF SHARES

10.1    RULES FOR TRANSFER OF SHARES

        If a Shareholder wishes to transfer Shares:

        (a) it shall do so in accordance with this CLAUSE 10 and the Articles of Incorporation; or

        (b) the transfer of the Shares shall be conditional on a transferee of Shares which is not already a Shareholder agreeing to enter into agreements to the satisfaction of the



                                                                             23.

                remaining Shareholders to comply with and be bound by the terms of this Agreement.

10.2    NOTICE ON SHARE CERTIFICATES

        The Shareholders shall procure that the Company ensures that all the holders of Share certificates issued shall be given a notice to the effect that the Shares evidenced by the Share certificate are subject to restrictions on transfer.

10.3    PROHIBITION ON TRANSFER

        A Shareholder may not transfer Shares or establish a right of pledge or other encumbrance in relation to Shares UNLESS:

        (a)     this CLAUSE 10 has been complied with; or

        (b) all the Shareholders consent to the transfer or the establishment of such encumbrance.

        Provided, however, that if a Shareholder transfers any Shares to a subsidiary company fully owned by the relevant Shareholder, the parent company which owns the majority part of the Shareholder's equity interest, or a subsidiary company fully owned by such parent company (provided however that, if such subsidiary company ceases to be fully owned by the Shareholder or such parent company, such Shares shall be transferred back to the Shareholder), the remaining Shareholders shall not refrain from consenting to such transfer without any reasonable grounds, provided that if such consent is given, the transferee of the Shares shall enter into, and the transferor shall procure that the transferee enters into, an agreement which is acceptable to all the remaining Shareholders, in relation to compliance with the terms described above, except as otherwise agreed separately in writing by all the remaining Shareholders.

10.4    PERMITTED TRANSFERS

        Notwithstanding anything in CLAUSES 10.3 TO 10.10, a Shareholder may transfer Shares by any means agreed by all Shareholders in writing.

10.5    TRANSFER NOTICE

        A Shareholder who proposes to transfer any Shares other than in accordance with CLAUSE 10.3 and CLAUSE 10.4, ("PROPOSING TRANSFEROR") shall give a written notice ("TRANSFER NOTICE") to the Company and each of the other Shareholders ("OTHER SHAREHOLDERS") that specifies each of the following matters:

        (a)     the number and class of Shares to be transferred ("Subject
                Shares");

        (b) the price (which shall be a cash price) per Share in consideration of which the Proposing Transferor is prepared to transfer the Shares and all other terms of payment (such other terms together with the price, "OFFER PRICE"); and



                                                                             24.

        (c) the Person to whom the Proposing Transferor proposes to transfer the Shares ("PROPOSED TRANSFEREE").

        The Transfer Notice shall only be valid if it is accompanied and supported by a firm and legally binding offer of the Proposed Transferee to purchase the Subject Shares at Offer Price as stated in the Transfer Notice.

        The Proposing Transferor shall give a separate Transfer Notices for each class of Share being transferred. The Proposing Transferor may cancel any Transfer Notice at any time before any of the remaining Shareholders sends a First Refusal Response under CLAUSE 10.8 or a Tag-Along Sale Notice under CLAUSE 10.7.

10.6    REQUEST FOR CONSENT

        The sending of the Transfer Notice shall be deemed to be a request by the Proposing Transferor to the Other Shareholders for their consent to the sale of the Subject Shares to the Proposed Transferee at the Offer Price.

10.7    RESPONSE BY SHAREHOLDERS

        Each of the Other Shareholders shall, within 60 Business Days from the date of the Transfer Notice ("RESPONSE PERIOD"), deliver a response letter to the Proposing Transferor ("RESPONSE"):

        (a) advising that it wants to purchase the Subject Shares from the Proposing Transferor in place of the Proposed Transferee; or

        (b)     advising that it consents to the sale of the Subject Shares;
                and/or

        (c) if it so wishes, notifying the Proposing Transferor that it wishes to sell to the Proposed Transferee such number of Shares held by it as may be specified in the Response on the same terms as the Offer Price as set out in the Transfer Notice, provided however that the total number of Shares specified by the Other Shareholder in any Tag-Along Sale Notice (as defined below) shall not exceed the number (rounded down to the nearest one Share) derived by multiplying the total number of Shares then held by the Other Shareholder by a fraction, the numerator of which is the total number of Shares to be sold by the Proposing Transferor to the Proposed Transferee and the denominator of which is the total number of Shares held by the Proposing Transferor immediately prior to issuance of the Transfer Notice ("TAG-ALONG SALE NOTICE").

        If any Other Shareholder does not deliver a Response within the Response Period, such Other Shareholder will be deemed to have notified its consent to the said sale without qualification.

10.8    EXERCISE OF RIGHT OF FIRST REFUSAL

        Any Shareholder that delivers a Response advising that it wishes to purchase the Subject Shares in place of the Proposed Transferee ("FIRST REFUSAL RESPONSE") shall be required to purchase the Subject Shares from the Proposing Transferor within 60 Business Days from



                                                                             25.

        the date of the expiration of the Response Period at the Offer Price. If there are more than one Other Shareholders and more than one Shareholder delivers a First Refusal Response, then those Shareholders shall, unless otherwise agreed by and among them, purchase the Subject Shares in the proportions which the number of Shares held by each such Shareholder at that time bears to the sum of their shareholdings, and completion of such purchase shall take place simultaneously within 60 Business Days from the date of the expiration of the Response Period.

        A First Refusal Response binds the Shareholder that gives it to purchase the required number of Subject Shares as determined in accordance with the above and once given is irrevocable. A First Refusal Response cannot also contain a Tag-Along Sale Notice.

        A Shareholder giving a First Refusal Response may in that response nominate another person approved by that Shareholder as the transferee of all and only all the Subject Shares. However, if the Subject Shares are part of the Equity Interest of the Proposing Transferor, unless the Proposing Transferor agrees that the Subject Shares may be transferred to the person nominated in the First Refusal Response, such nomination will not take effect and the Shareholder giving the First Refusal Response will be obliged to acquire the Subject Shares by itself.

10.9    SALE IF SHARES NOT DISPOSED OF

        (a) If the Proposing Transferor does not receive any First Refusal Responses sent within the Response Period then the Proposing Transferor may, subject to CLAUSE 10.10, sell and transfer all and only all the Subject Shares to the Proposed Transferee at the Offer Price at any time within 60 Business Days after the end of the Response Period.

        (b) If the Proposing Transferor has received at least one First Refusal Response, but the sale of all the Subject Shares pursuant to such First Refusal Response has not been completed within 60 Business Days from the expiration of the Response Period or such later date as the relevant parties shall have agreed,

                (i) by reason of the default of one of the Other Shareholders who sent a First Refusal Response (in the case where more than one Other Shareholder has given a First Refusal Response), then the non-defaulting Other Shareholder(s) who sent the First Refusal Response, shall buy the Subject Shares which are allocated to the defaulting Other Shareholder and the Proposing Transferor shall be bound to sell and transfer such Subject Shares to the non-defaulting Other Shareholders who sent First Refusal Responses (pro-rated in the proportions which the number of Shares held by each such non-defaulting Other Shareholder at that time bears to the sum of their shareholdings if there are more than one non-defaulting Other Shareholder), with such sale to be completed within 30 Business Days from the end of the 60 Business Day period referred to in CLAUSE 10.9(b); or

                (ii) by reason of the default of all the Other Shareholder(s) who sent First Refusal Responses, the Proposing Transferor may, subject to CLAUSE 10.10, sell and transfer all and only all the Subject Shares to the Proposed



                                                                             26.

                        Transferee at the Offer Price at any time within 60 Business Days after the end of the 60 Business Day period referred to in CLAUSE 10.9(b).

10.10   TAG-ALONG SALE

        In the event that any Tag-Along Sale Notice is served on the Proposing Transferor by any Other Shareholder, provided that no First Refusal Responses have been received, the Proposing Transferor shall procure that the Proposed Transferee enters into an agreement with such Other Shareholder to purchase from such Other Shareholder such number of Shares stated in the Tag-Along Sale Notice and upon the same terms as the Offer Price of the Other Shareholder and, unless otherwise agreed between the Proposed Transferee and the Other Shareholder, for completion to take place at the same time as the Proposing Transferor's sale of the Subject Shares to the Proposed Transferee. Should the Proposing Transferor fail to procure that the Proposed Transferee enters into such an agreement with such Other Shareholder, the Proposing Transferor shall, notwithstanding any provision herein, not have the right to sell the Subject Shares to the Proposed Transferee.

        For the avoidance of doubt, the obligations of the Proposing Transferor under this CLAUSE 10.10 extend only to procuring the Proposed Transferee to enter into an agreement to purchase the Shares of the Other Shareholder(s) in accordance with the provisions of this CLAUSE 10.10 and it does not extend to procuring the Proposed Transferee to perform the agreement to purchase the said Shares.

11.     DEFAULT

11.1    EVENTS OF DEFAULT

        Each of these circumstances constitutes an Event of Default:

        (a) A Shareholder fails to comply with any of its material obligations (other than the obligations provided for in CLAUSE
                8) under this Agreement (except in case of any failure referred to elsewhere in this clause) and materially damages the confidence between the Parties which is necessary to maintain this Agreement, provided that in the case that such failure is able to be remedied or such damaged confidence is able to be regained by any appropriate means such as indemnification set forth in CLAUSE 19, etc., it shall only be an Event of Default if the failure is not remedied within 60 Business Days after a notice specifying the breach or default is given to that Shareholder by any other Shareholder.

        (b) Material property of a Shareholder is seized or becomes subject to compulsory execution or becomes the subject of attachment for unpaid taxes.

        (c) Any application for corporate reorganization, civil rehabilitation, bankruptcy, corporate reconstruction or special liquidation is filed concerning a Shareholder by a third party and is not withdrawn within 60 days, a Shareholder files any application for corporate reorganization, civil rehabilitation, bankruptcy, corporate reconstruction or special liquidation by itself, or its dissolution is resolved or a judicial decision which orders its dissolution is made.



                                                                             27.

        (d) A Shareholder dishonours any draft or check which the Shareholder draws on itself or takes up, or a Shareholder stops payment, becomes insolvent or is unable to pay its debts generally.

        (e) A Shareholder (which is a natural person) dies, ceases to be of full legal capacity or otherwise become incapable of managing its own affairs for any reason.

        (f) Any representation made by a Party under this Agreement shall prove to have been incorrect or misleading in any material respect.

11.2    NOTICE OF EVENT OF DEFAULT

        (a) A Defaulting Shareholder shall, within 5 Business Days after an Event of Default occurs, serve on the Company and each other Shareholder a notice containing all relevant details of the Event of Default; and

        (b) If any Non-Defaulting Shareholder knows that any Event of Default has occurred in relation to another Party, the Non-Defaulting Shareholder may serve on the Defaulting Shareholder a notice ("Default Notice") containing all relevant details of the Event of Default.

        (c) If a Shareholder serves a Default Notice, it shall serve on the Company and each of the other Shareholders a copy of the Default Notice at the same time.

 11.3   TERMINATION OF DEFAULTING SHAREHOLDER'S RIGHTS

        Despite anything to the contrary in the Articles of Incorporation, if a Default Notice is served in relation to any of the Events of Default provided for in CLAUSE 11.1(c) to (e):

        (a) the Defaulting Shareholder shall not attend or be represented or vote at a Shareholders' Meeting;

        (b) each Director appointed by the Defaulting Shareholder is automatically removed;

        (c) the Non-Defaulting Shareholders may appoint sufficient Directors to prevent the number of Directors falling below the minimum required by the Articles of Incorporation or Applicable Law;

        (d) the Defaulting Shareholder is not entitled to any information about the Company's business, other than as required by Applicable Law (including U. S. GAAP) regarding the Defaulting Shareholder.

11.4    RIGHT TO BUY DEFAULTING SHAREHOLDER'S SHARES

        (a) A Non-Defaulting Shareholder may, within 20 Business Days after either serving or being served with a copy of a Default Notice, serve on the Defaulting Shareholder a notice (the "Pre-Call Option Notice"), such Pre-Call Option Notice being a non-binding indication by the Non-Defaulting Shareholder(s) who had served the Pre-Call Option Notice on the Defaulting Shareholder ("Relevant Non-Defaulting



                                                                             28.

                Shareholder(s)") that it is considering exercising a call option on the Shares held by the Defaulting Shareholder.

        (b) At the end of the 20 Business Days referred to in CLAUSE 11.4(a), the consideration for the sale of the Defaulting Shareholder's Shares shall be determined as follows:

                (i) the value agreed between the Defaulting Shareholder and the Relevant Non-Defaulting Shareholder(s); or

                (ii) failing agreement within 20 Business Days after the receipt of the Pre-Call Option Notice served under CLAUSE 11.4(a), the Independent Valuer's Price assessed and certified in writing by the Valuer, acting as an expert and not an arbitrator, to be appointed within 10 Business Days upon expiration of the said 20 Business Days on behalf of the Company, the Defaulting Shareholder and Relevant Non-Defaulting Shareholder(s). The decision of the Valuer binds the Company, the Board, and the Defaulting Shareholder and the Relevant Non-Defaulting Shareholder(s).

        (c) Within 60 Business Days from the date that the consideration for the sale of the Defaulting Shareholder's Shares is determined pursuant to CLAUSE 11.4(b), any Relevant Non-Defaulting Shareholder may proceed to serve a notice (the "CALL OPTION NOTICE") on the Defaulting Shareholder. Such Call Option Notice:

                (i)     shall be dated;

                (ii) shall state that it is a Call Option Notice served under CLAUSE 11.4(c) of this Agreement;

                (iii) shall, at the same time it is served on the Defaulting Shareholder, be served on the Company and each of the other Shareholders;

                (iv) is a notice by the Relevant Non-Defaulting Shareholder serving it that it intends to buy the entire Equity Interest of the Defaulting Shareholder's Shares, or to buy such proportion of the Equity Interest of the Defaulting Shareholders Shares which the number of the Shares held by each such Relevant Non-Defaulting Shareholder at that time bears to the sum of their shareholdings, if more than one Relevant Non-Defaulting Shareholder serves a Call Option Notice on the Defaulting Shareholder (calculated on the basis that those Relevant Non-Defaulting Shareholders serving Call Option Notices are the only shareholders); and

                (v)     may not be withdrawn once it is served.

        (d) If at least one Relevant Non-Defaulting Shareholder issues a Call Option Notice, the valuation costs under CLAUSE 11.4(b) shall be borne by the Defaulting Shareholder. If no Relevant Non-Defaulting Shareholder issues any Call Option Notice, the valuation costs under CLAUSE 11.4(b) shall be borne by the Company.



                                                                             29.

11.5    COMPLETION

        (a) The relevant parties shall complete the sale of Shares which are the subject of a Call Option Notice within 30 Business Days after expiration of the 60 Business Days referred to under CLAUSE 11.4(c), provided that a sale of Shares shall not be completed until any dispute resolution proceedings commenced under CLAUSE 15 in relation to an Event of Default have been finally resolved and concluded;

        (b) each relevant party shall cooperate in executing instruments of transfer and any other documents that the Company requires to give effect to that party's sale or purchase of Shares under CLAUSE 11.5; and

        (c) the Shares to be sold in accordance with this CLAUSE 11 shall be free from any pledge, lien or charge.

11.6    WINDING-UP OF THE COMPANY

        If:

        (a) no Pre-Call Option Notices are served by any Non-Defaulting Shareholder within the 20 Business Day period referred to in CLAUSE 11.4(a); or

        (b) subsequent to the service of a Pre-Call Option Notice, no Call Option Notices are issued by any Non-Defaulting Shareholder within the 60 Business Day period referred to in CLAUSE 11.4(c),

        then, unless otherwise agreed by the Non-Defaulting Shareholders, the Shareholders shall take steps to wind up the Company and any Company surplus on winding up shall be distributed to the Shareholders in proportion to their respective Equity Interest on the date the winding up proceeding commences.

11.7    AMOUNT DUE ON COMPLETION

        Any amount owing at the time of completion of a sale and purchase of Shares under this CLAUSE 11:

        (a) to the Company by a Defaulting Shareholder (including valuation costs under CLAUSE 11.4(d)):

                (i)     is immediately due and payable; and

                (ii) remains due to the Company (to the extent that it remains unpaid) even if the Defaulting Shareholder ceases to be a Shareholder; and

                (iii) if the Defaulting Shareholder has not repaid the amount owing to the Company, a Shareholder buying Shares from the Defaulting Shareholder shall first deduct from the amount it is obliged to pay the Defaulting Shareholder for the Shares the amount owing to the Company and pay that amount to the Company. The Defaulting Shareholder shall be deemed to



                                                                             30.

                        have received the amount so deducted toward the payment of the purchase price of the Shares.

        (b)     by the Company to a Defaulting Shareholder:

                (i) remains due to the Defaulting Shareholder (to the extent that it remains unpaid) even if the Defaulting Shareholder ceases to be a Shareholder; and

                (ii) if the Company does not or cannot repay the amount owing, a Shareholder buying Shares from the Defaulting Shareholder shall ensure that the Company uses its best endeavours to make arrangements to repay the amount to the Defaulting Shareholder as soon as possible.

12.     DEADLOCK

        (a) A deadlock ("DEADLOCK") shall, unless otherwise agreed by the Parties, be deemed to have occurred where:

                (i) a resolution of the Shareholders' Meeting or the Board for the transaction of any business of the Company cannot be obtained after 3 successive attempts;

                (ii) the Directors or Shareholders (as appropriate) are unable to reach agreement on any of the matters under CLAUSE 3.3(c) or CLAUSE 4.3 (as appropriate) which have arisen, after 3 successive attempts to agree;

                (iii) a Shareholders' Meeting or a meeting of the Board of Directors cannot be convened because of the absence of the requisite quorum, after 3 successive attempts;

                (iv) The Parties are unable to agree on the terms and conditions of any Separate Agreement required pursuant to CLAUSE 7, within 30 days of the determination under CLAUSE 7.2(a) that Financial Support is required to be given by the Parties to the Company.

                The Directors shall immediately after the occurrence of a Deadlock, refer the matter which is the subject of such Deadlock to the most senior officer of each of the Shareholders ("OFFICER"). Each Shareholder shall procure that its Officer shall, negotiate in good faith with each other with a view to resolution of such Deadlock.

        (b) Upon the resolution of such Deadlock in accordance with CLAUSE 12(a), the Directors shall be bound to give effect to the agreement reached between the Officers in respect of such Deadlock.

        (c) If a resolution of such Deadlock is not agreed upon by all Shareholders within 30 Business Days after the date of the Board's referral to the Officers, a Valuer shall be appointed within 14 Business Days after the expiration of the said 30 Business Days to determine the Independent Valuer's Price. The Independent Valuer's Price assessed and certified in writing by the Valuer, who shall act as an expert and not



                                                                             31.

                an arbitrator, shall be the reserved price ("RESERVED PRICE"). The decision of the Valuer binds the Company, the Board and the Shareholders.

        (d) Within 60 Business Days from the date that the Reserved Price is certified in writing by the Valuer, any Shareholder may offer to purchase all (but not less than all) the Shares held by the other Shareholders by setting a price, which shall not be less than the Reserved Price, and delivering it in a sealed notice of offer ("BID") to the Valuer. Any Shareholder who has not submitted any Bid within the said 60 Business Days shall be deemed to have consented to sell all its Shares to the Highest Bidder (as defined below).

        (e) The Valuer shall open the sealed Bid(s) before a representative from each of the Shareholders within 7 Business Days from the earlier of the end of the 60 Business Day period referred to at CLAUSE 12(d) above and the day that the Valuer has received Bids from all the Shareholders. Each offer shall be deemed to include the following:

                (i) the Shares which are the subject of the offer are to be transferred free from any mortgage, charge, lien, pledge, or other encumbrances and with all rights including dividend rights attached or accruing to them; and

                (ii) the sale is to be for cash payable in full on completion.

        (f) The Shareholder who offered the highest price ("HIGHEST BIDDER") shall be entitled and obligated to purchase the other Shareholders' Shares and the other Shareholders shall be entitled and obligated to sell their Shares at the price offered. Completion of the sale and purchase shall take place within 60 Business Days from the date the sealed Bid(s) are opened.

        (g) In the event that equal offers are made by 2 or more Shareholders, the Shareholders who made the equal offers shall be entitled to submit fresh Bids (not less than the Reserved Price) within the next 30 Business Days. The bidding procedure above shall be repeated until a highest offer is obtained and a sale completed.

        (h) CLAUSE 11.5(b) shall, with the necessary modification, apply to a sale and transfer under this CLAUSE 12.

        (i) If no Bid is received at all or after a round of equal offers, then, the Shareholders shall take steps to wind up the Company and any Company surplus on winding up shall be distributed to the Shareholders in proportion to their respective Equity Interest on the date the winding up proceeding commences.

13.     REPRESENTATIONS AND WARRANTIES

        As of the date hereof, each of the Parties warrant to each other as follows:

        (a) It is a corporation duly incorporated and validly existing under the Applicable Law of Japan;



                                                                             32.

        (b) It has all necessary power and authority to execute and deliver this Agreement and/or to perform fully its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the obligations of it hereunder, and the consummation of the transactions contemplated hereby on its part have been duly and validly authorized by its board of directors, and, where necessary, have been authorized by its stockholders;

        (c) This Agreement has been duly and validly executed and delivered by it and constitutes the valid and legally binding obligation of it enforceable against it in accordance with its terms;

        (d) The execution, delivery and performance of this Agreement by it, and the consummation of the transactions contemplated hereby by it will not:

                (i) violate any provision of its articles of incorporation or internal rules (if any) or;

                (ii) violate, conflict with or result in the breach of any of the terms of, result in a modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or, with notice or lapse of time or both, would constitute) a default under, any material contract to which it is a party or by or to which it or any of its assets, properties or business may be bound or subject;

                (iii) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon it;

                (iv)    violate any Applicable Law; or

                (v)     violate any license held by it.

        (e) It is not required to submit on or prior to the Commencement Date any notice, report or other filing to or with any governmental or regulatory authorities, or to obtain any governmental or regulatory authorization or approval, in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated herein, except as has been completed prior to the Commencement Date and as provided in ATTACHMENT 13(e); and

        (f) There is no action, suit or proceeding pending against or, to the best of its knowledge, threatened against or affecting it with respect to its business, in which an adverse decision would (individually or in the aggregate):

                (i) materially impair its ability to perform its obligations under this Agreement; or

                (ii) enjoin or prohibit any of the transactions contemplated by this Agreement.



                                                                             33.

14.     TERMINATION

14.1    TERMINATION OF AGREEMENT

        This Agreement terminates:

        (a)     on any date agreed by all of the Parties;

        (b)     on the date when the Company is wound up; or

        (c) on the date when a single Shareholder becomes the beneficial owner of all of the Shares.

14.2    CONSEQUENCES OF TERMINATION

        On termination, subject to CLAUSE 14.3, this Agreement is at an end as to its future operation except for the enforcement of any right or claim which arises on, or has arisen before, termination.

14.3    CLAUSES SURVIVING TERMINATION

        Despite any other provision of this Agreement, unless the Shareholders otherwise agree unanimously in writing CLAUSES 1 (Interpretation), 2.8 (Restraint), 7.3 (Indemnity), 14 (Termination), 15 (Dispute Resolution), 16 (Confidentiality), 19 (Indemnification) and 20 (General) survive the termination of this Agreement.

15.     DISPUTE RESOLUTION

15.1    DISPUTE

        If a dispute, controversy or claim arises between any of the Parties as to:

        (a)     the construction of this Agreement; or

        (b)     the rights or obligations of a Party under this Agreement; or

        (c)     any other matter arising out of or relating to this Agreement,

        the parties shall undertake in good faith to use all reasonable endeavours to settle the dispute in accordance with this CLAUSE 15.

15.2    NEGOTIATION

        Each Party, or the chief executive officer (or equivalent senior representative) of each Party which is not a natural person, shall meet within 10 Business Days of the dispute arising to discuss a resolution of the dispute. Should this resolve the dispute then the resolution shall be set out in a statement signed by each Party or each Party representative.



                                                                             34.

15.3    FURTHER PROCEDURE

        A Party may not commence court proceedings relating to any dispute arising from this Agreement other than to seek provisional interlocutory relief unless it has complied with CLAUSE 15.2, provided that where a Party fails to comply with CLAUSE 15.2, any other Party may immediately refer the dispute to arbitration or commence court proceedings in relation to the dispute.

15.4    COSTS OF DISPUTE RESOLUTION

        Each Shareholder shall pay its own costs and disbursements associated with the procedures set out in CLAUSE 15.2.

15.5    CONTINUING OBLIGATIONS

        Notwithstanding the foregoing provisions of this CLAUSE 15, pending the resolution of any dispute, the Parties shall without delay continue to perform their respective obligations under this Agreement except, provided that a Party has acted reasonably and bona fide in relation to the dispute (including without limitation in respect to the subject matter thereof and the circumstances giving rise thereto), to the extent that the matter the subject of the dispute and matters necessarily dependent on it cannot be proceeded with until the dispute has been determined.

16.     CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

16.1    CONFIDENTIALITY INFORMATION FALLING UNDER CONFIDENTIAL INFORMATION

        "CONFIDENTIAL INFORMATION" in this Agreement means (1) whether it is conveyed in writing, orally or by electronic media, any information (including but not limited to information, proprietary information, trade secrets, inventions, patents, designs, opinions, forecasts (financial or otherwise), project related information, drawings, financial statements, know-how and technology which require careful treatment for competitive reasons) provided or disclosed by either Party or its related company or the Company (including but not limited to the directors of the Company) ("DISCLOSING PARTY") to the other Party or its related company ("RECEIVING PARTY") in relation to this Agreement, the Company or the Business and (2) tangible or intangible items containing such information; provided that Confidential Information shall not include that which falls under any of the following items (a) through
        (c);

        (a) any information which was publicly known at the time of disclosure due to reasons other than the breach of this Agreement and any information which becomes publicly known after disclosure due to reasons other than the breach of this Agreement;

        (b) any information which was already obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party owed to the Disclosing Party hereunder, and any information which is hereafter obtained legally from any source other than the Disclosing Party without breaching the confidentiality obligations of the Receiving Party to the Disclosing Party hereunder; or



                                                                             35.

        (c) any information independently developed by the Receiving Party without reference to or use of Confidential Information disclosed by the Disclosing Party.

16.2    TREATMENT OF CONFIDENTIAL INFORMATION

        A Receiving Party agrees to comply with the following provisions in respect of Confidential Information unless otherwise consented (including but not limited to any consent made pursuant to an agreement relating to permission of use of the Confidential Information, etc. entered into or to be entered into by and between the Disclosing Party and the Receiving Party) in writing before or after the fact by the Disclosing Party:

        (a) the Receiving Party shall not use Confidential Information directly or indirectly, in any respect or for any reason, for itself or any third party except for the purpose of carrying out the transactions contemplated in this Agreement (the "Permitted Purpose") and shall not allow any third party to use the same;

        (b) in handling Confidential Information, the Receiving Party shall pay attention as if protecting its own proprietary information, useful information for competitive purposes or information relating to trade secrets, and keep the same confidential (in any case, at least to the extent considered reasonable);

        (c) the Receiving Party shall not copy or reproduce Confidential Information except as required to carry out the Permitted Purpose unless it obtains the prior written approval of the Disclosing Party in respect of that specific Confidential Information which it is necessary to copy or reproduce. In such case, the Disclosing Party shall not unreasonably withhold such written approval. The Receiving Party shall, on any such copy or reproduction, indicate that such Confidential Information is proprietary and confidential; and

        (d) In respect of disclosure of Confidential Information, disclosure by the Receiving Party shall be limited to those persons who have a "need to know" for the Permitted Purpose, employees of the Receiving Party subjected to a binding written obligation to keep the Confidential Information confidential, and any other person who is bound by enforceable regulations relating to professional responsibility in respect of the confidentiality of the Confidential Information.

16.3    RETURN OF CONFIDENTIAL INFORMATION

        If any transaction contemplated in this Agreement fails to be completed by Closing, the Receiving Party shall promptly:

        (a) Return to the Disclosing Party or destroy any and all Confidential Information disclosed to it;

        (b) Return to the Disclosing Party any and all Confidential Information distributed to any third parties by the Receiving Party or ensure that such third parties destroy any Confidential Information distributed to them, by taking all reasonable measures;

        (c) To the extent reasonably possible, delete any and all Confidential Information from the computers in which such Confidential Information is installed or programmed,



                                                                             36.

                and ensure that any third parties who received Confidential Information delete such Confidential Information from the computer in which the same is installed or programmed, to the extent reasonably possible by taking all reasonable measures; and

        (d) Destroy any and all reproductions, memos, reports, analysis results or memorandums prepared by or for the Receiving Party, which contains Confidential Information except for those required to be kept to comply with professional or legal obligations.

16.4    EXCEPTIONS

        A Party may make such disclosures in relation to this Agreement as it may think necessary:

        (a) to its professional advisers and financiers upon those persons undertaking to keep confidential any information so disclosed; or

        (b) notwithstanding CLAUSE 16, to comply with an order of any competent court or any of then effective Applicable Law, provided that the Receiving Party shall promptly notify the Disclosing Party of such requirement so that the Disclosing Party may file a protective order or take other appropriate relief prior to such disclosure. The Receiving Party shall take any reasonable measures required by the Disclosing Party to support the filing of such protective order or other appropriate relief at the Disclosing Party's expense.

16.5    OTHERS

        It is not intended by the Parties that this CLAUSE 16 grants to the Receiving Party rights with respect any patent, copyright, tradename or other Intangible Property Rights of the Disclosing Party, and this CLAUSE 16 shall not grant any such rights to the Receiving Party.

17.     NOTICES

        (a) A notice, consent or other communication under this Agreement is only effective if it is in writing, signed and either left at the addressee's address or sent to the addressee by mail, fax or e-mail. If it is sent by mail, it is taken to have been received 3 Business Days after it is posted. If it is sent by fax, it is taken to have been received when the addressee actually receives it in full and in legible form. A Party who sends a notice according to this CLAUSE 17(a) shall confirm that the other Party has received such notice. Such confirmation shall be done using a different method of communication from the way that the notice in question was given. If it is discovered by the confirmation or by any other reason that the notice mentioned above has not reached the other Party after the time usually needed, the Party who sent the notice shall promptly send the notice again to the other Party.

        (b) A person's address and fax number are those set out below, or as the person notifies the sender:



                                                                             37.

                SHINKO ELECTRIC CO., LTD.
                Address:         Toyo MK Building, 2-14 Toyo 7-Chome, Koto-ku,
                                 Tokyo, 135-8387, Japan
                Fax number:      (81)-3-5683-1161
                E-mail address:  takahasi-y@tokyo.shinko-elec.co.jp
                Attention:       Yoshiaki Takahashi, Corporate Planning Dept.
                                 Manager

                ASYST JAPAN
                Address:         Kaneko Dai-2 Building, 7th Floor, 6-23
                                 Shin-Yokohama 2-Chome, Kohoku-ku, Yokohama-shi,
                                 Kanagawa, 222-0033, Japan
                Fax number:      81-45-474-0830 Attention:       .
                E-mail address:  kyoshida@asyst.com
                Attention:       Keiichi Yoshida, Vice President and Chief .
                                 Financial Officer

                COMPANY
                Address:         Toyo MK Building, 2-14 Toyo 7-Chome, Koto-ku,
                                 Tokyo, 135-8387, Japan (proposed)
                Fax number:      (undecided)
                E-mail address:  (undecided)
                Attention:       (undecided)

        (c) If the Company's address is determined to be different to that noted above, or if it becomes necessary to change a Party's address as referred to in clause 17(b), the relevant Party shall give prior written notice to each other Party of the necessity for such change and the new address.

18.     AMENDMENT AND ASSIGNMENT

18.1    AMENDMENT

        This Agreement can only be amended, supplemented, replaced or novated by another document signed by the Parties.

18.2    ASSIGNMENT

        A Party may only dispose of or otherwise create an interest in its rights under this Agreement with the consent of each other Party.

19.     INDEMNIFICATION

19.1    GENERAL INDEMNITY

        A Party ("INDEMNIFYING PARTY") shall indemnify and hold harmless the other Parties ("INDEMNIFIED PARTY") from and against losses, liabilities, damages, deficiencies, costs or expenses (including reasonable attorneys' fees and disbursements) reasonably attributable to the breach by the Indemnifying Party of any representation or warranty, or the non-performance, partial or total, of any covenant or obligation or agreement contained in, or made pursuant to, this Agreement.



                                                                             38.

19.2    NO DOUBLE CLAIM

        the Parties shall not be entitled to the same economic benefits a multiple number of times even though they are covered by the provisions of indemnification provided herein.

20.     GENERAL

20.1    GOVERNING LAW

        This Agreement is governed by the law in force in Japan. Each of the Parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Tokyo District Court.

20.2    LANGUAGE

        This Agreement shall be executed in the Japanese language which shall be the official text hereof. Any translation of this Agreement into other languages shall be used only for the purpose of convenience and shall not affect the interpretation of the provisions of this Agreement.

20.3    LIABILITY FOR EXPENSES

        Each Party shall pay its own expenses incurred in negotiating, executing, stamping and registering this Agreement.

20.4    GIVING EFFECT TO THIS AGREEMENT

        Each Party shall do anything (including execute any document), and shall ensure that its employees and agents do anything (including execute any document), that the other Party may reasonably require to give full effect to this Agreement.

20.5    WAIVER OF RIGHTS

        A right may only be waived in writing, signed by the Party giving the waiver, and:

        (a) no other conduct of a Party (including a failure to exercise, or delay in exercising, the right) operates as a waiver of the right or otherwise prevents the exercise of the right;

        (b) a waiver of a right on one or more occasions does not operate as a waiver of that right if it arises again; and

        (c) the exercise of a right does not prevent any further exercise of that right or of any other right.

20.6    OPERATION OF THIS AGREEMENT

        (a) The Transaction Documents contain the entire agreement between the Parties about its subject matter. Any previous understanding, agreement, representation or warranty relating to that subject matter is replaced by the Transaction Documents and has no further effect.



                                                                             39.

        (b) Any right that a person may have under this Agreement is in addition to, and does not replace or limit, any other right that the person may have.

        (c) Any provision of this Agreement which is unenforceable or partly unenforceable is, where possible, to be separated to the extent necessary to make this Agreement enforceable, unless this would materially change the intended effect of this Agreement.

20.7    OPERATION OF INDEMNITIES

        (a) Each indemnity in this Agreement survives the expiry or termination of this Agreement.

        (b) A Party may recover a payment under an indemnity in this Agreement before it makes the payment.

20.8    CONSENTS

        Where this Agreement provides that a Party may agree or consent to something (however it is described), the other party may:

        (a) agree or consent, or not agree or consent, in its absolute discretion; and

        (b)     agree or consent subject to conditions,

        unless this Agreement expressly provides otherwise.

20.9    EXCLUSION OF CONTRARY LEGISLATION

        Any legislation that adversely affects an obligation of a Party, or the exercise by a Party of a right or remedy, under or relating to this Agreement is excluded to the full extent permitted by law.

20.10   COUNTERPARTS

        This Agreement may be executed in counterparts.

20.11   ATTORNEYS

        Each person who executes this Agreement on behalf of a Party under a power of attorney declares that he or she is not aware of any fact or circumstance that might affect his or her authority to do so under that power of attorney.



                                                                             40.

In witness whereof, the Parties hereto execute two originals of the Agreement and hold one original each.


May 24, 2002


SIGNED by SHINKO ELECTRIC CO., LTD.:


/s/ Hirobumi Saeki
--------------------------
Hirobumi Saeki
President


SIGNED by ASYST JAPAN INC.


/s/ Josui Nashimoto
--------------------------
Josui Nashimoto
President

                                                                              41